Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2010, with respect to the consolidated financial statements included in the Annual Report of Encore Bancshares, Inc. on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of Encore Bancshares, Inc. on Form S-3 (File No. 333-156566, effective January 22, 2009 and File No. 333-167531, effective June 24, 2010) and on Forms S-8 (File No. 333-144713, effective July 19, 2007 and File No. 333-150996, effective May 16, 2008).

/s/ Grant Thornton LLP

Houston Texas

March 14, 2011